Exhibit 34.3

Ernst & Young LLP 875 East Wisconsin Avenue Milwaukee, WI 53202 Tel: +1 414 273 5900 Fax: +1 414 223 7200 www.ey.com

Report of Independent Accountants

We have examined management’s assertions that Great Lakes Educational Loan Services, Inc. (the Company) complied with the applicable specified compliance requirements regarding LaRS Reporting; Loan Records; Interest Benefits; Special Allowance Payments; Loan Sales, Purchases, and Transfers; Enrollment Reports; Payment Processing; Due Diligence in the Collection of Delinquent Loans; Timely Claim Filings; Curing Due Diligence and Timely Claim Filing Violations; and Holding Loans as a Trustee for an Institution of Higher Education or an Affiliated Organization, as listed in Section 3 of the Lender Servicer Financial Statement Audit and Compliance Attestation Guide, during the year ended December 31, 2011. Management is responsible for the Company’s compliance with those requirements. Our responsibility is to express an opinion on the assertions based on our examination.

Our examination was conducted in accordance with the attestation standards applicable to attestation engagements established by the American Institute of Certified Public Accountants; standards contained in Government Auditing Standards, issued by the Comptroller General of the United States; and the requirements contained in the Lender Servicer Financial Statement Audit and Compliance Attestation Guide, issued by the U.S. Department of Education, Office of Inspector General; and, accordingly, included examining, on a test basis, evidence supporting management’s assertions and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

In our opinion, management’s assertions referred to above are fairly stated, in all material respects, based on the requirements of the Lender Servicer Financial Statement Audit and Compliance Attestation Guide. Our examination does not provide a legal determination on the Company’s compliance with the specified requirements.

In accordance with Government Auditing Standards, we are required to report significant deficiencies in internal control identifying those considered to be material weaknesses, violations of provisions of contracts or grant agreements, and abuse that could have a material effect on the Company’s compliance with the applicable specified requirements regarding LaRS Reporting; Loan Records; Interest Benefits; Special Allowance Payments; Loan Sales, Purchases, and Transfers; Enrollment Reports; Payment Processing; Due Diligence in the Collection of Delinquent Loans; Timely Claim Filings; Curing Due Diligence and Timely Claim Filing Violations; and Holding Loans as a Trustee for an Institution of Higher Education or an Affiliated Organization, as listed in Section 3 of the Lender Servicer Financial Statement Audit and Compliance Attestation Guide, and any fraud and illegal acts that are more than inconsequential that come to our attention during our examination. We are also required to obtain the views of management on those matters. We performed our examination to express an opinion on whether management’s assertions referred to above are fairly stated, in all material

A member firm of Ernst & Young Global Limited

respects, and not for the purpose of expressing an opinion on internal control over the compliance requirements referred to above or on other compliance and other matters; accordingly, we express no such opinions. Our examination did not disclose any findings that are required to be reported under Government Auditing Standards as described in the attached Schedule of Findings.

This report is intended solely for the information and use of the U.S. Department of Education and the management of the Company and is not intended to be and must not be used by anyone other than these specified parties.

February 9, 2012

A member firm of Ernst & Young Global Limited

Schedule of Findings

No instances of noncompliance with the requirements specified in Section 3 of the Lender Servicer Financial Statement Audit and Compliance Attestation Guide were detected during the engagement.

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